Exhibit 10.11

December 2, 2011

PERSONAL AND CONFIDENTIAL

By Hand Delivery

Scott Holmes

[Address]

Re:          Retention Letter

Dear Scott,

As you know, AMAG Pharmaceuticals, Inc. (“AMAG” or the “Company”) recently found it necessary to conduct a reduction in its workforce in order to bring expenses in line and position the organization for the future. The Company recognizes that this is a difficult time and wants to extend a sincere thank you for all of the hard work that you have contributed to this point. You are a highly valued and key employee, and going forward, AMAG needs your continued hard work and focus to help the Company realize its potential.  To that end, we are pleased to provide you with incentive — in the form of a retention bonus — to remain employed with the Company through at least the end of January 2013 as further described in this letter, subject to the terms and conditions outlined below.

1.             Retention Bonus Amount and Conditions:  If you fully perform your obligations under this Agreement (as described in detail below), the Company achieves or beats its aggregate operating expense target as set forth in the Board-approved 2012 Company operating Budget as of each of the six and twelve month periods ending June 30, 2012 and December 31, 2012, and you remain continuously employed by AMAG through each Payment Date described in this letter, the Company will pay you a retention bonus in the gross amount of eighteen thousand seven hundred and fifty dollars ($18,750.00) (the “Retention Bonus Amount”) on each Payment Date, for a total potential Retention Bonus Amount equal to thirty seven thousand five hundred dollars ($37,500.00).  If the Company does not achieve its aggregate operating expense targets as of either or both of the six and twelve month periods ending June 30 or December 31, 2012, but the Company is within twenty percent (20%) of such targets as of either such date, the Retention Bonus Amount applicable to such period will be reduced by the percentage by which the Company’s aggregate operating expenses exceed the Board-approved budget for such period, as determined by the Company’s Chief Executive Officer in his sole discretion.  Any Retention Bonus Amount will be paid to you within thirty (30) days following June 30 and December 31, 2012, respectively (each payment date is referred to herein as a “Payment Date”).  If the Company misses its aggregate operating expense target by more than twenty percent (20%) as of either the six or twelve-month periods ended June 30 or December 31, 2012, you will not be paid any portion of the Retention Bonus Amount for such period. Like your salary, any Retention Bonus Amount paid to you will be subject to all applicable taxes.

2.             Other Terms of Retention Bonus:  In order to be eligible for any Retention Bonus, in addition to achieving the 2012 operating expense targets described in paragraph 1 above, you must: (a) satisfactorily perform (as determined by AMAG) your job, as well as satisfactorily perform (as determined by AMAG) additional responsibilities that AMAG reasonably requests at all times up to and including each Payment Date; (b) continue in good standing and remain employed in the performance of your role (as determined by AMAG) at all times up to and including each Payment Date; (c) fully comply with the terms of this Agreement and all other agreements between you and the Company; and (d) keep the terms and existence of this letter strictly confidential.  .

3.             Termination by You or Termination for “Cause”:  In the event that you terminate your employment for any reason or the Company terminates your employment for “cause” (as determined by AMAG in its sole discretion) on or before any Payment Date, you agree that you will not be eligible for the Retention Bonus Amount with respect to each such subsequent Payment Date following the date of such termination.

4.             Termination by the Company Without “Cause”:  In the event that the Company terminates your employment without “cause” (as determined by AMAG in its sole discretion) prior to any Payment Date (including in connection with or following a change of control of the Company), the Company will provide you with (a) one hundred percent (100%) of the Retention Bonus Amounts payable to you on any Payment Date scheduled to occur after the date of such termination and (b) nine (9) months of severance pay based on your then current base salary (paid in equal installments in accordance with the Company’s normal payroll practices and commencing on the date the release referred to herein can no longer be revoked ), subject to the terms and conditions outlined in Section 2 and provided that you execute a release of claims satisfactory to the Company at the time of termination.  The Retention Bonus Amount described in this Section 4 shall be paid to you within seven (7) days of the date that the release of claims becomes effective in accordance with its terms.

5.             No Modification of At-Will Relationship: Please note that this letter does not in any way modify or limit the at-will nature of your employment by the Company.  Nothing in this letter should be taken as a guarantee of continued employment, a specific term of employment and/or a contract of employment, and at all times you will be expected to meet the Company’s performance standards.

6.             Confidentiality:  The terms and conditions of this letter are strictly confidential.  You agree to not discuss or reveal any information concerning this letter to any past or present employee of the Company or any third person or entity other than your counsel, accountant and members of your family.  In the event you breach this provision, you agree that you will forfeit any rights you have to any Retention Bonus Amounts and/or repay to the Company any Retention Bonus Amounts already paid to you.

7.             General: This letter sets forth the complete agreement between you and the Company with respect to the payment to you of any Retention Bonus Amounts or severance amount.  This letter agreement shall be governed by, and all disputes arising hereunder shall be resolved in accordance with, the law of the Commonwealth of Massachusetts, without regard to the conflicts of law principles thereof.  This letter agreement may be executed by facsimile and in counterparts, each of which shall be considered an original, but all of which together shall constitute the same instrument.  In addition, the agreement set forth herein can only be modified or changed in writing signed by both parties hereto.  Any waiver of any provision of this letter agreement by the Company shall not constitute a waiver of any other provision of this letter agreement unless the Company expressly so indicates otherwise.  If any provision, section, subsection or other portion of this letter agreement shall be determined by any court of competent jurisdiction to be invalid, illegal or unenforceable in whole or in part, and such determination shall become final, such provision or portion shall be deemed to be severed or limited, but only to the extent required to render the remaining provisions and portions of this letter agreement enforceable.

If you agree with the terms of this letter, please sign the acknowledgement below.  Upon receipt of a signed letter, AMAG will return a copy to you for your files.

On behalf of the AMAG’s management team, I thank you for the contributions that you have made to the Company thus far.  We look forward to continuing to work with you.

Sincerely,

/s/ Stephen Andre

Stephen Andre
Senior Vice President of Human Resources

Agreed to and acknowledged as of December 7, 2011:

By:	/s/ Scott Holmes
Scott Holmes

Confidential Document

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